AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                  SOTECH, INC.


                                       I.

         The name of the Corporation is:

                                  Sotech, Inc.

                                       II.

         The total number of shares of all classes which the Corporation has authority to issue is 110,000,000, of which 100,000,000 shares shall be designated as "Common Stock" with a par value of $.0001 per share, and 10,000,000 shares shall be designated as "Preferred Stock" with a par value of $.0001 per share.

         The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

         A.       Preferred Stock

         The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of Preferred Stock.

         The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of shares of any Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without Shareholder action to increase or decrease the number of shares included in the Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of Preferred Stock. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the rights of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to the Preferred Stock shall include, but not be limited to, setting or changing the following:

         a. the annual dividend rate, if any, on shares of Preferred Stock, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

         b. whether the shares of Preferred Stock shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

         c. the obligation, if any, of the Corporation to redeem shares of Preferred Stock pursuant to a sinking fund;

         d. whether shares of Preferred Stock shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

         e. whether the shares of Preferred Stock shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

         f.       the  rights of the shares of  Preferred  Stock in the event of
                  voluntary   or   involuntary   liquidation,   dissolution   or
                  winding-up of the Corporation; and

         g.       any    other    relative    rights,    powers,    preferences,
                  qualifications, limitations or restrictions thereof relating to the Preferred Stock.

         The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

         B. COMMON STOCK

         Subject to all of the rights of the Preferred Stock as expressly provide herein, by law or by the Board of Directors pursuant to this Article II, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation, including, but not limited to, the following rights and privileges:

         (1) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

         (2) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

         (3) upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation. The net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

                                      III.

         The initial registered office of the Corporation shall be at 115 Perimeter Center Place, Ste. 170, Atlanta, Dekalb County, Georgia 30346. The initial registered agent of the Corporation at such address shall be Richard W. Jones.

                                       IV.

         The name and address of the incorporator of the Corporation is:

         Name                                                 Address

         Richard W. Jones                            115 Perimeter Center Place
                                                     Atlanta, Georgia 30076

                                       V.

         The mailing address of the initial principal office of the Corporation is as follows:

                           115 Perimeter Center Place
                           Atlanta, Georgia 30346

                                       VI.

         Action required or permitted to be taken by the shareholders of the Corporation pursuant to the provisions of the Georgia Business Corporation Code may be taken without a meeting of the shareholders by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voted. Any such action shall be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action, and shall be delivered to the Corporation for inclusion in the minutes or filing with the corporate records. The record date of any action taken by written consent shall be the date on which the first shareholder signs the consent. No such consent shall be valid unless (A) the consenting shareholder has been furnished the same material that would have been required to be sent to shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, including notice of any applicable dissenters' rights as provided in O.C.G.A. Section 14-2-1320 and 14-2-1322, or (B) the written consent contains an express waiver of the right to receive the material otherwise required to be furnished. Any shareholders who do not participate in the taking of any such action by written consent shall be given written notice of the action taken together with any materials required to be delivered pursuant to O.C.G.A. subsection 14-2-704 (b) (1) within ten (10) days following the date of the written consent.

                                      VII.

         The Board of Directors of the Corporation may, from time to time, and at its discretion, cause the Corporation to purchase its own shares and such shares may be reissued by the Corporation.

                                      VIII.

         (a) No Director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a Director, provided that this Article shall eliminate or limit the liability of a Director only to the maximum extent permitted from time to time by the Georgia Business Corporation Code or any successor law or laws.

         (b) Any repeal or modification of Article VIII(a) by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                                       IX.

         The Board of Directors, Committees of the Board of Directors and individual Directors, in discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such Directors consider pertinent; provided, however, that this Article shall be deemed solely to grant discretionary authority to the Directors and shall not be deemed to provide to any constituency named or referred to in this Article any right to be considered.

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on this 1st day of June, 2005.


                                               /s/
                                               ---------------------------------
                                               William D. Harper